TRIBUNE REPORTS 2006 FOURTH QUARTER AND FULL YEAR RESULTS

CHICAGO, February 8, 2007—Tribune Company (NYSE: TRB) today reported fourth quarter 2006 diluted earnings per share from continuing operations of $.96 compared with $.42 in the fourth quarter of 2005. For the full year 2006, Tribune reported diluted earnings per share from continuing operations of $2.39 compared with $1.63 in 2005.

Fourth quarter 2006 and 2005 results from continuing operations included the following:

•
A charge of $.02 per diluted share in the 2006 quarter for the elimination of approximately 400 positions, compared with a charge of $.09 per diluted share in the 2005 quarter for the elimination of approximately 900 positions. The position eliminations in both quarters were primarily in the publishing group.

•
A charge of $.01 per diluted share in the 2006 quarter and a charge of $.04 per diluted share in the 2005 quarter related to the shutdown of the Los Angeles Times San Fernando Valley printing facility.

•	A gain of $.02 per diluted share in the 2006 quarter related to the sale of the corporate airplane.
•	A pension curtailment gain of $.03 per diluted share in the 2005 quarter as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.
•	A net non-operating gain of $.29 per diluted share in the 2006 quarter, compared with a net non-operating loss of $.04 per diluted share in the 2005 quarter.

Full year 2006 and 2005 results from continuing operations included the following:

•	A charge of $.04 per diluted share in 2006 for severance and other payments associated with the new union contracts at Newsday.
•
A charge of $.02 per diluted share in 2006 for the elimination of approximately 400 positions compared with a charge of $.09 per diluted share in 2005 for the elimination of approximately 900 positions. The position eliminations in both years were primarily in the publishing group.

•	A charge of $.01 per diluted share in 2006 and a charge of $.04 per diluted share in 2005 related to the shutdown of the Los Angeles Times San Fernando Valley printing facility.
•	A gain of $.02 per diluted share in 2006 related to real property sales in publishing.
•	A gain of $.01 per diluted share in 2006 related to the Company’s share of a one-time favorable income tax adjustment recorded at CareerBuilder.
•	A gain of $.02 per diluted share in 2006 related to the sale of the corporate airplane.
•	A pension curtailment gain of $.03 per diluted share in 2005 as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.
•	A net non-operating gain of $.40 per diluted share in 2006 compared with a net non-operating loss of $.30 per diluted share in 2005.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

Tribune’s fourth quarter included 14 weeks in 2006 compared to 13 weeks in 2005. The full year was comprised of 53 weeks in 2006 compared to 52 weeks in 2005.

"We ended 2006 on a positive note with solid cash flow performance in the fourth quarter. Key factors were improved results in broadcasting, strong interactive revenue growth, and excellent expense control throughout the company," said Dennis FitzSimons, Tribune chairman, president and CEO. "Our interactive businesses have shown continued growth and we will build on that momentum. New revenue initiatives and efficient operations will be top priorities in 2007."

In June 2006, the Company announced the sales of its Atlanta and Albany television stations. The sale of the Atlanta station closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston station. The sales of the Albany and Boston stations closed in December 2006. The results of operations for these stations are reported as discontinued operations.

FOURTH QUARTER 2006 RESULTS FROM CONTINUING OPERATIONS1
(Compared to Fourth Quarter 2005)
(14 weeks in 2006 vs. 13 weeks in 2005)

CONSOLIDATED

For the fourth quarter of 2006, the additional week increased consolidated fourth quarter operating revenues and cash expenses by approximately 6 percent, operating cash flow by approximately 7 percent and operating profit by approximately 9 percent.

Tribune’s 2006 fourth quarter operating revenues increased 5 percent, or $75 million, to $1.5 billion. Consolidated cash operating expenses were up 3 percent, or $27 million, which included $5 million of stock-based compensation expense. In the fourth quarter of 2006, cash operating expenses also included $7 million of severance charges for the elimination of approximately 400 positions at publishing, a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility, and a $7 million gain from the sale of the corporate airplane. In the fourth quarter of 2005, cash operating expenses included $45 million of severance charges, $6 million of expenses related to the shutdown of the San Fernando Valley printing facility, and a pension curtailment gain of $18 million. Depreciation and amortization expense in the fourth quarter of 2005 included accelerated depreciation of $16 million related to the shutdown of the San Fernando Valley printing facility. Operating cash flow was up 14 percent to $383

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

 million from $335 million, while operating profit increased 23 percent to $323 million from $264 million.

PUBLISHING

For the fourth quarter of 2006, the additional week increased fourth quarter advertising revenues, operating revenues and cash expenses by approximately 6 percent, operating cash flow by approximately 8 percent and operating profit by approximately 10 percent.

Publishing’s fourth quarter operating revenues were $1.1 billion, up 4 percent, or $39 million. Publishing cash operating expenses were flat at $840 million. Publishing operating cash flow was $271 million, a 16 percent increase from $233 million in 2005. Publishing operating profit increased 30 percent to $225 million, up from $174 million in 2005.

Publishing’s operating profit in the 2006 fourth quarter included $7 million of severance charges for the elimination of approximately 400 positions and a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility. Publishing operating profit in the 2005 fourth quarter included $22 million of expenses related to the shutdown of the San Fernando Valley printing facility, $43 million of severance charges for the elimination of over 800 positions and a pension curtailment gain of $13 million.

Management Discussion

•	Advertising revenues increased 4 percent, or $33 million, for the quarter. Without the additional week in 2006, advertising revenues were down 3 percent.

•
Retail advertising revenues increased 7 percent for the quarter primarily due to increases across all categories. Preprint revenues increased 7 percent; excluding Newsday, preprint revenues were up 9 percent.

•
National advertising revenues increased 3 percent for the quarter, with increases in the movies, transportation and health care categories, partially offset by decreases in the auto and resorts categories.

•	Classified advertising revenues were flat for the quarter: real estate revenues rose 5 percent, offset by a 4 percent decline in help wanted revenues and a 1 percent decline in auto revenues.

•	Interactive revenues, which are included in the above categories, were up 31 percent to $61 million, mainly due to strength across all classified categories.

•	Circulation revenues were up 1 percent, or $1.5 million, for the quarter. Excluding the additional week in 2006, circulation revenues were down 6 percent.
•	Individually paid circulation (home delivery plus single copy) for Tribune’s 11 metro newspapers averaged 2.7 million copies daily (Mon-Fri) and 4.1 million copies Sunday, down about 2 percent and 3 percent, respectively, from the fourth quarter of 2005.
•
Total net paid circulation averaged 2.8 million copies daily (Mon-Fri), off 5.7 percent from the prior year’s fourth quarter, and 4.2 million copies Sunday, representing a decline of 4.3 percent from 2005 as the Company continued to reduce “other paid” circulation.

•
Cash operating expenses remained flat at $840 million as $3 million of stock-based compensation expense in 2006 and incremental expenses as a result of the additional week were offset by lower severance charges and lower compensation expense due to staff reductions.

BROADCASTING AND ENTERTAINMENT

For the fourth quarter of 2006, the additional week increased fourth quarter operating revenues, operating cash flow and operating profit by approximately 5 percent and cash expenses by approximately 6 percent.

Broadcasting and entertainment’s fourth quarter operating revenues increased 11 percent to $356 million, up from $320 million in 2005. Group cash operating expenses were up 14 percent, or $28 million, to $236 million. Operating cash flow was $119 million, up 7 percent from $112 million, while operating profit increased 7 percent to $106 million from $99 million in 2005.

Television’s fourth quarter revenues increased 10 percent to $325 million, up from $296 million in 2005. Television cash operating expenses were up 9 percent, or $16 million from last year. Television operating cash flow was $119 million, a 12 percent increase from $106 million in 2005. Television operating profit increased 13 percent to $107 million, up from $95 million.

Management Discussion

•
Station revenues in Los Angeles, New York and Chicago all showed improvement for the quarter. On a group basis, gains in the political, movies, telecom and education categories were partially offset by a decline in the retail category.

•	Television’s cash operating expenses were up 9 percent, or $16 million, with broadcast rights and compensation each up $6 million. The increase in expenses was primarily due to the additional week.

•
Radio/entertainment revenues reflect higher revenues for the Chicago Cubs and WGN Radio, partially offset by reduced revenues at Tribune Entertainment. Fourth quarter cash operating expenses in 2006 reflect higher expenses at the Cubs and in 2005 included a favorable $5.4 million litigation settlement at Tribune Entertainment.

EQUITY RESULTS

Net equity income was $29 million in the fourth quarter of 2006, compared with $21 million in the fourth quarter of 2005. The increase reflects improvements at TV Food Network, CareerBuilder and Classified Ventures.

NON-OPERATING ITEMS

In the 2006 fourth quarter, Tribune recorded a pretax non-operating gain of $60 million, which included a $45 million gain from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment and a $17 million gain from the sale of the Company’s investment in BrassRing. In addition, the Company recorded a favorable $33 million income tax expense adjustment, most of which related to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES. In the aggregate, non-operating items in the 2006 fourth quarter resulted in an after-tax gain of $69 million, or $.29 per diluted share.

In the 2005 fourth quarter, Tribune recorded a pretax non-operating loss of $20 million ($12 million after-tax, or $.04 per diluted share), primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

FULL YEAR RESULTS FROM CONTINUING OPERATIONS
(53 weeks in 2006 vs. 52 weeks in 2005)

CONSOLIDATED

For the full year 2006, the additional week increased operating revenues, cash expenses and operating cash flow by approximately 1.5 percent and operating profit by approximately 2 percent.

For 2006, operating revenues were flat at $5.5 billion. Consolidated cash operating expenses increased 2 percent, or $63 million, which included $32 million of stock-based compensation expense. Operating cash flow was $1.3 billion, down 4 percent from 2005, while operating profit declined 4 percent to $1.1 billion.

PUBLISHING

For the full year 2006, the additional week increased advertising revenues, operating revenues, cash expenses, operating cash flow and operating profit by approximately 2 percent.

For 2006, operating revenues for publishing decreased $4 million to $4.1 billion. Cash operating expenses for the year increased 1 percent in 2006, or $23 million. Operating cash flow decreased 3 percent to $923 million, from $951 million in 2005. Operating profit decreased 1 percent, or $11 million, in 2006.

Publishing operating profit for the full year 2006 included $9 million of severance charges for the elimination of approximately 400 positions, a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando Valley printing facility, $20 million of severance and other payments associated with the new union contracts at Newsday, and $7 million of gains from sales of real properties. For the full year 2005, publishing operating profit included a pretax charge of $22 million for the shutdown of the San Fernando Valley printing facility, $43 million of severance charges for the elimination of over 800 positions, and a pension curtailment gain of $13 million.

BROADCASTING AND ENTERTAINMENT

For the full year 2006, the additional week increased operating revenues, cash expenses, operating cash flow and operating profit by approximately 1 percent.

For 2006, full year operating revenues for broadcasting and entertainment increased 1 percent to $1.43 billion, up from $1.41 billion in 2005. Cash operating expenses increased 3 percent, or $33 million, in 2006. Operating cash flow declined 5 percent to $443 million from $465 million. Operating profit decreased 6 percent to $392 million, down from $417 million.

For the full year 2006, operating revenues for television increased 1 percent to $1.18 billion, up from $1.17 billion in 2005. Cash operating expenses increased 5 percent in 2006. Operating cash flow declined 6 percent to $403 million from $427 million. Operating profit decreased 7 percent to $358 million, from $383 million in 2005.

EQUITY RESULTS

Equity income was $81 million for the full year 2006, compared with $41 million for the full year 2005. The increase primarily reflects improvements at TV Food Network, CareerBuilder and Classified Ventures, as well as the absence of losses from The WB Network. In addition, 2006 results included the Company’s $6 million share of a one-time favorable income tax adjustment at CareerBuilder.

NON-OPERATING ITEMS

For the full year 2006, Tribune recorded a pretax non-operating gain of $103 million, which included a $59 million gain from restructuring TMCT, LLC and TMCT II, LLC, a $19 million gain on the sale of 2.8 million shares of Time Warner stock unrelated to the PHONES, a $17 million gain from the sale of the Company’s investment in BrassRing, and an $11 million gain from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment. In addition, the Company recorded a favorable $34 million income tax expense adjustment, most of which relates to the Company’s PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES. In the aggregate, non-operating items for the 2006 year resulted in an after-tax gain of $110 million, or $.40 per diluted share.

In 2005, Tribune recorded a pretax non-operating gain of $70 million primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment. In addition, the Company recorded $150 million of additional income tax expense in the third quarter of 2005 as a result of the Matthew Bender Tax Court ruling, and recorded favorable income tax settlement adjustments of $12 million as a reduction in income tax expense in the first quarter of 2005. In the aggregate, non-operating items for the 2005 year resulted in an after-tax loss of $96 million, or $.30 per diluted share.

ADDITIONAL FINANCIAL DETAILS
(Fourth Quarter and Full Year)

Corporate expenses for the 2006 fourth quarter decreased to $8 million from $9 million in the fourth quarter of 2005 and for the full year 2006 increased 13 percent to $56 million from $49 million. The fourth quarter and full year 2006 included a $7 million gain related to the sale of the corporate airplane and $1 million and $11 million, respectively, of stock-based compensation expense. The 2005 fourth quarter and full year included a pension curtailment gain of $4 million as a result of the Company’s replacement of certain defined benefit plans with a defined contribution plan.

In conjunction with the leveraged recapitalization initiated in May of last year, the Company acquired 45 million shares of its common stock at a price of $32.50 per share on July 5, 2006. The Company also acquired 10 million shares of its common stock from the McCormick Tribune Foundation and the Cantigny Foundation at a price of $32.50 per share on July 12, 2006. Full year 2006 repurchases totaled 71 million shares as Tribune repurchased in the open market 5 million shares in the first quarter and 11 million shares in the third quarter. Diluted weighted average shares outstanding declined by 22 percent and 13 percent for the fourth quarter and full year 2006, respectively, from the same periods in 2005.

Interest expense for the 2006 fourth quarter increased to $94 million, up 103 percent from $46 million in the fourth quarter of 2005. For the full year 2006, interest expense increased 76 percent to $274 million, up from $155 million in 2005. The increases in both periods were primarily due to higher debt levels and interest rates. Debt, excluding the PHONES, was $4.4 billion at the end of the 2006 fourth quarter and $2.8 billion at the end of the 2005 fourth quarter. The increase was largely due to financing the stock repurchases in 2006.

Capital expenditures were $103 million for the fourth quarter and $222 million for the full year 2006.

DETAILS OF CONFERENCE CALL

Today at 8 a.m., CT, management will host a conference call to discuss fourth quarter 2006 results. To access the call, dial 888/396-2384 (domestic) or 617/847-8711 (international) at least 10 minutes prior to the scheduled 8 a.m. start. The participant access code is 83643639. Replays of the conference call will be available February 8 through February 15. To hear the replay, dial 888/286-8010 (domestic) or 617/801-6888 (international) and use access code 79892811. A live webcast will be accessible through www.tribune.com and www.earnings.com. An archive of the webcast will be available on these sites from February 8 through February 22.

More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the Securities and Exchange Commission (“SEC”), including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the Company’s business or financial results. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. The Company’s next 10-K report to be filed with the SEC may contain updates to the information included in this release.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (office)	312/222-3787 (office)
312/222-1573 (fax)	312/222-1573 (fax)
gweitman@tribune.com	rmusil@tribune.com

TRIBUNE COMPANY
FOURTH QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FOURTH QUARTER (A)
			%
	2006	2005	Change

OPERATING REVENUES	$1,466,853	$1,391,996	5.4
OPERATING EXPENSES (B)	1,143,500	1,128,286	1.3

OPERATING PROFIT (C)	323,353	263,710	22.6

Net Income on Equity Investments	29,465	20,790	41.7
Interest and Dividend Income	4,815	2,404	100.3
Interest Expense	(93,527)	(46,116)	102.8
Non-Operating Items (D)	59,865	(20,366)	NM

Income from Continuing Operations Before Income Taxes	323,971	220,422	47.0

Income Taxes (D)	(91,885)	(89,237)	3.0

Income from Continuing Operations	232,086	131,185	76.9

Income from Discontinued Operations, net of tax (E)	6,971	3,256	114.1

NET INCOME	239,057	134,441	77.8

Preferred Dividends	–	(2,094)	(100.0)

Net Income Attributable to Common Shares	$239,057	$132,347	80.6

EARNINGS PER SHARE
Basic
Continuing Operations	$.97	$.42	131.0
Discontinued Operations	.03	.01	200.0
Net Income	$1.00	$.43	132.6

Diluted (F)
Continuing Operations	$.96	$.42	128.6
Discontinued Operations	.03	.01	200.0
Net Income	$.99	$.43	130.2

DIVIDENDS PER COMMON SHARE	$.18	$.18	–

Diluted Weighted Average Common Shares Outstanding (G)	241,380	309,307	(22.0)

(A)	2006 fourth quarter: Sept. 25, 2006 to Dec. 31, 2006. (14 weeks) 2005 fourth quarter: Sept. 26, 2005 to Dec. 25, 2005. (13 weeks)

(B)	Operating expenses for the fourth quarter of 2006 included $5 million, or $.01 per diluted share, of stock-based compensation expense ($3 million at
Publishing, $1 million at Broadcasting and Entertainment and $1 million at Corporate), a charge of $7 million, or $.02 per diluted share, for the elimination of approximately 400 positions at Publishing, a charge of $4 million, or $.01 per diluted share, for the disposition of a press from the Los
Angeles Times San Fernando Valley printing facility, and a $7 million gain, or $.02 per diluted share, related to the sale of the corporate airplane.
Operating expenses for the fourth quarter of 2005 included a charge of $22 million, or $.04 per diluted share, related to the shutdown of the San Fernando
Valley printing facility, a charge of $45 million, or $.09 per diluted share, ($43 million at Publishing, $1 million at Broadcasting and Entertainment and $1 million at Corporate) related to the elimination of approximately 900 positions, and a pension curtailment gain of $18 million, or $.03 per diluted share ($13 million at Publishing, $1 million at Broadcasting and Entertainment and $4 million at Corporate).

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The fourth quarter of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$45,272	$27,616	$.11
Gain on sales of investments, net (2)	15,920	9,645.04
Other, net	(1,327)	(1,218)	–
Income tax adjustments (3)	–	33,338.14
Total non-operating items	$59,865	$69,381	$.29

The fourth quarter of 2005 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(24,486)	$(14,937)	$(.05)
Gain on sales of subsidiaries and investments, net	3,885	2,370.01
Other, net	235	143	–
Total non-operating items	$(20,366)	$(12,424)	$(.04)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)	The 2006 gain consists primarily of the gain on the sale of the Company’s investment in BrassRing.

(3)	In the fourth quarter of 2006, the Company recorded a favorable $33 million income tax expense adjustment, most of which related to the Company’s
PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.

(E)	In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August 2006. In
September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006.
Operating results for these stations are now reported as discontinued operations. Income from discontinued operations in the fourth quarter included the following:

	Fourth Quarter
	2006	2005

(Loss) income from operations, net of tax (1)	$(2,289)	$3,256
Gain on sale, net of tax (2)	9,260	–
Total	$6,971	$3,256

(1)	The fourth quarter of 2006 included a charge of approximately $3 million, net of tax, for severance and related costs.

(2)	In the fourth quarter of 2006, the Company recorded a pretax gain on the sale of Boston of $41 million ($9.3 million after taxes). The pretax gain calculation reflected $45 million of allocated television group goodwill. In accordance with Financial Accounting Standard (“FAS”) No. 142, “Goodwill
and Other Intangible Assets”, the Company aggregates all of its television stations into one reporting unit for goodwill accounting purposes.
Although less than $.1 million of goodwill was recorded when the Boston station was acquired, FAS 142 requires the Company to allocate a portion of its television group goodwill to stations that are sold based on the fair value of the stations, relative to the fair value of the Company’s remaining stations. The Company incurred an after-tax loss on the sale of Albany, which was recorded when the sale was announced in the second quarter of 2006.

(F)	For the fourth quarters of 2006 and 2005, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”)
were adjusted for the dilutive effect of stock-based compensation grants. All of the Company’s Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these partnerships, all of these preferred shares were distributed to the
Company on Sept. 22, 2006 and are no longer outstanding. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the fourth quarter of 2005 because their effects were antidilutive. Following are the calculations for the fourth quarter:

	Fourth Quarter
	2006	2005

Income from continuing operations	$232,086	$131,185
Income from discontinued operations, net of tax	6,971	3,256
Net income	$239,057	$134,441
Dividends for Series C, D-1 and D-2 preferred stock	–	(2,094)
Net income attributable to common shares	$239,057	$132,347

Weighted average common shares outstanding	238,988	307,402
Adjustment for stock-based compensation grants	2,392	1,905
Adjusted weighted average common
shares outstanding	241,380	309,307

Diluted earnings per share:
Continuing operations	$.96	$.42
Discontinued operations	.03	.01
Net income	$.99	$.43

(G)	The number of common shares outstanding, in thousands, at Dec. 31, 2006 was 239,207.

TRIBUNE COMPANY
FULL YEAR RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FULL YEAR (A)
			%
	2006	2005	Change

OPERATING REVENUES	$5,517,708	$5,511,283	0.1
OPERATING EXPENSES (B)	4,432,698	4,384,092	1.1

OPERATING PROFIT (C)	1,085,010	1,127,191	(3.7)

Net Income on Equity Investments (D)	80,773	41,209	96.0
Interest and Dividend Income	14,145	7,539	87.6
Interest Expense	(273,902)	(155,191)	76.5
Non-Operating Items (E)	102,969	69,861	47.4

Income from Continuing Operations Before Income Taxes	1,008,995	1,090,609	(7.5)

Income Taxes (E)	(348,142)	(567,820)	(38.7)

Income from Continuing Operations	660,853	522,789	26.4

(Loss) Income from Discontinued Operations, net of tax (F)	(66,858)	11,900	NM

NET INCOME	593,995	534,689	11.1

Preferred Dividends	(6,309)	(8,364)	(24.6)

Net Income Attributable to Common Shares	$587,686	$526,325	11.7

EARNINGS PER SHARE
Basic
Continuing Operations	$2.40	$1.64	46.3
Discontinued Operations	(.25)	.04	NM
Net Income	$2.16	$1.68	28.6

Diluted (G)
Continuing Operations	$2.39	$1.63	46.6
Discontinued Operations	(.24)	.04	NM
Net Income	$2.14	$1.67	28.1

DIVIDENDS PER COMMON SHARE	$.72	$.72	–

Diluted Weighted Average Common Shares Outstanding (H)	274,411	315,338	(13.0)

(A)	2006 full year: Dec. 26, 2005 to Dec. 31, 2006. (53 weeks) 2005 full year: Dec. 27, 2004 to Dec. 25, 2005. (52 weeks)

(B)	Operating expenses for 2006 included stock-based compensation expense of $32 million, or $.07 per diluted share, ($15 million at Publishing, $6 million at Broadcasting and Entertainment and $11 million at Corporate), a charge of $20 million, or $.04 per diluted share, for severance and other payments associated with the new union contracts at Newsday, a charge of $9 million, or $.02 per diluted share, for the elimination of approximately 400 positions at Publishing, a charge of $4 million, or $.01 per diluted share, for the disposition of a press at the Los Angeles Times San Fernando Valley printing facility, a gain of $7 million, or $.02 per diluted share, from the sale of the corporate airplane, and a gain of $7 million, or $.02 per diluted share, from real property sales in Publishing. Operating expenses for 2005 included a charge of $22 million, or $.04 per diluted share, related to the shutdown of the San Fernando Valley printing facility, a charge of $45 million, or $.09 per diluted share, ($43 million at Publishing, $1 million at Broadcasting and
Entertainment and $1 million at Corporate) related to the elimination of approximately 900 positions, and a pension curtailment gain of $18 million, or $.03 per diluted share ($13 million at Publishing, $1 million at Broadcasting and Entertainment and $4 million at Corporate).

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	Net income on equity investments for the full year 2006 included the Company’s $5.9 million share of a one-time favorable income tax adjustment at CareerBuilder.

(E)	The full year 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$11,088	$6,764	$.02
Gain on TMCT transactions (2)	59,596	47,988.17
Gain on sales of investments, net (3)	36,732	22,339.08
Other, net	(4,447)	(1,044)	–
Income tax adjustments (4)	–	33,563.12
Total non-operating items	$102,969	$109,610	$.40

The full year 2005 included the following non-operating items:

	Pretax	After-tax
	Gain	Gain (Loss)	Diluted EPS

Gain on derivatives and related investments (1)	$62,184	$37,932	$.12
Gain on sales of investments, net	6,780	4,136.01
Other, net	897	547.01
Income tax adjustments (5)	–	(138,664)	(.44)
Total non-operating items	$69,861	$(96,049)	$(.30)

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(2)	The Company recorded a gain as a result of the restructuring of the TMCT, LLC and TMCT II, LLC partnerships on Sept. 22, 2006.

(3)	The 2006 gain on sales of investments consisted primarily of the gain on sale of 2.8 million shares of Time Warner stock unrelated to the
PHONES and a gain on the sale of the Company’s investment in BrassRing.

(4)	In 2006, the Company recorded a favorable $34 million income tax expense adjustment, most of which related to the Company’s
PHONES as a result of reaching an agreement with the Internal Revenue Service appeals office pertaining to the deduction of interest expense on the PHONES.

(5)	On September 27, 2005, the United States Tax Court issued an opinion disallowing the 1998 tax-free reorganization of Matthew Bender, a former subsidiary of The Times Mirror Company. Tribune acquired Times Mirror in June 2000, and inherited the preexisting tax dispute at that time. Taxes and related interest for both the Matthew Bender transaction and a similar transaction completed by Times Mirror for its Mosby subsidiary in the same year totaled approximately $1 billion. Over time, deductions for state taxes and interest will reduce the net cash outlay to approximately $840 million. The Company had a tax reserve of $228 million, net of tax, related to the litigation. As a result of the Tax Court ruling, the Company increased its tax reserve by $609 million by recording additional income tax expense of $150 million and goodwill of $459 million in the third quarter of 2005. In the first quarter of 2005, the Company reduced its income tax expense and liabilities by a total of $12 million as a result of favorably resolving certain federal income tax issues.

(F)	In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations. The sale of Atlanta closed in August
2006. In September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006. Operating results for these stations are now reported as discontinued operations. Income from discontinued operations for the full year of 2006 and 2005 included the following:

	Full Year
	2006	2005

Income from operations, net of tax (1)	$1,415	$11,900
Net loss on sales, net of tax (2)	(68,273)	–
Total	$(66,858)	$11,900

(1)	The full year 2006 included a charge of approximately $4 million, net of tax, for severance and related costs.

(2)	In the second quarter of 2006, the Company recorded a pretax loss of $90 million, including $80 million of allocated television group goodwill, to write down the Atlanta and Albany net assets to estimated fair value, less cost to sell. In the fourth quarter of 2006, the Company recorded a pretax gain on the sale of Boston of $41 million, reflecting $45 million of allocated goodwill. In accordance with Financial Accounting Standard (“FAS”) No. 142,
“Goodwill and Other Intangible Assets”, the Company aggregates all of its television stations into one reporting unit for goodwill accounting purposes. Although less than $.1 million of goodwill was recorded when the Atlanta and Boston stations were acquired, and only $.3 million of goodwill was recorded for the Albany acquisition, FAS 142 requires the Company to allocate a portion of its television group goodwill to stations that are sold based on the fair value of the stations, relative to the fair value of the Company’s remaining stations. The Company recorded a combined after-tax loss of $77 million on the sales of Atlanta and Albany and an after-tax gain of $9 million on the sale of Boston.

(G)	For the full year 2006 and 2005, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation grants. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculations of diluted EPS for either year because their effects were antidilutive. All of the Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these partnerships, all of these preferred shares were distributed to the Company on Sept. 22, 2006 and are no longer outstanding. Following are the calculations for the full year:

	Full Year
	2006	2005

Income from continuing operations	$660,853	$522,789
(Loss) income from discontinued operations, net of tax	(66,858)	11,900
Net income	$593,995	$534,689
Dividends for Series C, D-1 and D-2 preferred stock	(6,309)	(8,364)
Net income attributable to common shares	$587,686	$526,325

Weighted average common shares outstanding	272,672	312,880
Adjustment for stock-based compensation grants	1,739	2,458
Adjusted weighted average common
shares outstanding	274,411	315,338

Diluted earnings per share:
Continuing operations	$2.39	$1.63
Discontinued operations	(0.24)	0.04
Net income	$2.14	$1.67

(H)	The number of common shares outstanding, in thousands, at Dec. 31, 2006 was 239,207.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FOURTH QUARTER			FULL YEAR
			%			%
	2006	2005	Change	2006	2005	Change
PUBLISHING
Operating Revenues	$1,111,250	$1,072,360	3.6	$4,092,562	$4,096,850	(0.1)
Cash Operating Expenses (A) (B) (C)	(840,476)	(839,795)	0.1	(3,169,110)	(3,146,211)	0.7
Operating Cash Flow (D) (E)	270,774	232,565	16.4	923,452	950,639	(2.9)
Depreciation and Amortization Expense (F)	(45,696)	(58,772)	(22.2)	(174,263)	(190,926)	(8.7)
Total Operating Profit (E)	$225,078	$173,793	29.5	$749,189	$759,713	(1.4)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$325,182	$295,913	9.9	$1,178,104	$1,165,821	1.1
Radio/Entertainment	30,421	23,723	28.2	247,042	248,612	(0.6)
Total Operating Revenues	355,603	319,636	11.3	1,425,146	1,414,433	0.8

Cash Operating Expenses (A) (B) (C)
Television	(206,104)	(189,929)	8.5	(775,147)	(739,290)	4.9
Radio/Entertainment	(30,156)	(18,115)	66.5	(207,096)	(209,767)	(1.3)
Total Cash Operating Expenses	(236,260)	(208,044)	13.6	(982,243)	(949,057)	3.5

Operating Cash Flow (D) (E)
Television	119,078	105,984	12.4	402,957	426,531	(5.5)
Radio/Entertainment	265	5,608	(95.3)	39,946	38,845	2.8
Total Operating Cash Flow	119,343	111,592	6.9	442,903	465,376	(4.8)

Depreciation and Amortization Expense
Television	(11,664)	(10,562)	10.4	(45,059)	(43,074)	4.6
Radio/Entertainment	(1,793)	(1,728)	3.8	(6,311)	(5,411)	16.6
Total Depreciation and Amortization Expense	(13,457)	(12,290)	9.5	(51,370)	(48,485)	6.0

Operating Profit (E)
Television	107,414	95,422	12.6	357,898	383,457	(6.7)
Radio/Entertainment	(1,528)	3,880	NM	33,635	33,434	0.6
Total Operating Profit	$105,886	$99,302	6.6	$391,533	$416,891	(6.1)

CORPORATE EXPENSES
Operating Cash Flow (D) (E)	$(7,272)	$(8,976)	(19.0)	$(54,332)	$(47,783)	13.7
Depreciation and Amortization Expense	(339)	(409)	(17.1)	(1,380)	(1,630)	(15.3)
Total Operating Loss (E)	$(7,611)	$(9,385)	(18.9)	$(55,712)	$(49,413)	12.7

CONSOLIDATED
Operating Revenues	$1,466,853	$1,391,996	5.4	$5,517,708	$5,511,283	0.1
Cash Operating Expenses (A) (B) (C)	(1,084,008)	(1,056,815)	2.6	(4,205,685)	(4,143,051)	1.5
Operating Cash Flow (D) (E)	382,845	335,181	14.2	1,312,023	1,368,232	(4.1)
Depreciation and Amortization Expense (F)	(59,492)	(71,471)	(16.8)	(227,013)	(241,041)	(5.8)
Total Operating Profit (E)	$323,353	$263,710	22.6	$1,085,010	$1,127,191	(3.7)

(A)	The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$886,172	$249,717	$7,611	$1,143,500
Less: depreciation and amortization expense	45,696	13,457	339	59,492
Cash operating expenses	$840,476	$236,260	$7,272	$1,084,008

Following is a reconciliation of operating expenses to cash operating expenses for the fourth quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$898,567	$220,334	$9,385	$1,128,286
Less: depreciation and amortization expense	58,772	12,290	409	71,471
Cash operating expenses	$839,795	$208,044	$8,976	$1,056,815

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,343,373	$1,033,613	$55,712	$4,432,698
Less: depreciation and amortization expense	174,263	51,370	1,380	227,013
Cash operating expenses	$3,169,110	$982,243	$54,332	$4,205,685

Following is a reconciliation of operating expenses to cash operating expenses for the full year 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$3,337,137	$997,542	$49,413	$4,384,092
Less: depreciation and amortization expense	190,926	48,485	1,630	241,041
Cash operating expenses	$3,146,211	$949,057	$47,783	$4,143,051

(B)	Publishing cash operating expenses for the fourth quarter and full year 2006 included charges of $7 million and $9 million, respectively, for the elimination of approximately 400 positions, and a $4 million charge for the disposition of a press from the Los Angeles Times San Fernando
Valley printing facility. Publishing cash operating expenses for the full year 2006 also included a charge of $20 million for severance and other payments associated with the new union contracts at Newsday and a gain of $7 million related to real property sales. Corporate cash operating expenses for both the fourth quarter and full year 2006 included a gain of $7 million related to the sale of the corporate airplane. Cash operating expenses for the fourth quarter and full year 2005 included a charge of $6 million related to the shutdown of the San Fernando Valley printing facility, a charge of $45 million ($43 million at Publishing, $1 million at Broadcasting and Entertainment and $1 million at Corporate) related to the elimination of approximately 900 positions, and a pension curtailment gain of $18 million ($13 million at Publishing, $1 million at
Broadcasting and Entertainment and $4 million at Corporate).

(C)	Cash operating expenses for the fourth quarter of 2006 included stock-based compensation expense of $3 million at Publishing, $1 million at
Broadcasting and Entertainment and $1 million at Corporate. Cash operating expenses for the full year 2006 included stock-based compensation expense of $15 million at Publishing, $6 million at Broadcasting and Entertainment and $11 million at Corporate.

(D)	Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors.
These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(E)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$225,078	$105,886	$(7,611)	$323,353
Add back: depreciation and amortization expense	45,696	13,457	339	59,492
Operating cash flow	$270,774	$119,343	$(7,272)	$382,845

Following is a reconciliation of operating profit (loss) to operating cash flow for the fourth quarter of 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$173,793	$99,302	$(9,385)	$263,710
Add back: depreciation and amortization expense	58,772	12,290	409	71,471
Operating cash flow	$232,565	$111,592	$(8,976)	$335,181

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$749,189	$391,533	$(55,712)	$1,085,010
Add back: depreciation and amortization expense	174,263	51,370	1,380	227,013
Operating cash flow	$923,452	$442,903	$(54,332)	$1,312,023

Following is a reconciliation of operating profit (loss) to operating cash flow for the full year 2005:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$759,713	$416,891	$(49,413)	$1,127,191
Add back: depreciation and amortization expense	190,926	48,485	1,630	241,041
Operating cash flow	$950,639	$465,376	$(47,783)	$1,368,232

(F)
Publishing depreciation and amortization expense for the fourth quarter and full year 2005 included $16 million of accelerated depreciation expense related to the shutdown of the Los Angeles Times San Fernando Valley printing facility.

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
For Period 12 Ended December 31, 2006
(In thousands)

	Period 12 (A)			Fourth Quarter (A)			Full Year (A)
			%			%			%
	2006	2005	Change	2006	2005	Change	2006	2005	Change
Publishing
Advertising
Retail	$186,153	$166,216	12.0	$405,675	$380,497	6.6	$1,344,124	$1,323,547	1.6
National	99,996	81,575	22.6	218,462	211,433	3.3	736,808	774,093	(4.8)
Classified	91,270	85,434	6.8	269,117	268,458	0.2	1,179,128	1,146,460	2.8
Sub-Total	377,419	333,225	13.3	893,254	860,388	3.8	3,260,060	3,244,100	0.5
Circulation	63,370	56,418	12.3	149,525	148,057	1.0	575,043	596,163	(3.5)
Other	27,311	23,371	16.9	68,471	63,915	7.1	257,459	256,587	0.3
Segment Total	468,100	413,014	13.3	1,111,250	1,072,360	3.6	4,092,562	4,096,850	(0.1)

Broadcasting & Entertainment
Television (B)	127,215	111,412	14.2	325,182	295,913	9.9	1,178,104	1,165,821	1.1
Radio/Entertainment	10,764	6,056	77.7	30,421	23,723	28.2	247,042	248,612	(0.6)
Segment Total	137,979	117,468	17.5	355,603	319,636	11.3	1,425,146	1,414,433	0.8
Consolidated Revenues	$606,079	$530,482	14.3	$1,466,853	$1,391,996	5.4	$5,517,708	$5,511,283	0.1

Total Advertising Inches (C)
Full Run
Retail	871	773	12.7	1,874	1,726	8.6	6,119	5,980	2.3
National	440	401	9.7	961	1,033	(7.0)	3,457	3,774	(8.4)
Classified	890	834	6.7	2,365	2,452	(3.5)	10,154	10,023	1.3
Sub-Total	2,201	2,008	9.6	5,200	5,211	(0.2)	19,730	19,777	(0.2)
Part Run	2,060	1,749	17.8	5,450	4,896	11.3	21,217	20,112	5.5
Total	4,261	3,757	13.4	10,650	10,107	5.4	40,947	39,889	2.7

Preprint Pieces (C)	2,035,330	1,802,090	12.9	4,482,804	4,138,538	8.3	14,928,728	14,929,047	–

(A)	Period 12, fourth quarter and full year 2006 include 6 weeks, 14 weeks and 53 weeks, respectively. Period 12, fourth quarter and full year 2005 include 5 weeks, 13 weeks and 52 weeks, respectively.

(B)	Both 2006 and 2005 exclude revenues from discontinued operations (WATL-TV in Atlanta, WLVI-TV in Boston and WCWN-TV in Albany).

(C)	Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.